Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the heading "Experts" in the Registration Statement (Form F-3 dated August 22, 2006) and related prospectus of Edap TMS, S.A. for the registration of 961,676 ordinary shares of its common stock and to the incorporation by reference therein of our report dated June 6, 2006, with respect to the consolidated financial statements included in its Annual Report (Form 20-F/A) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

August 22, 2006
Lyon, France

Ernst & Young Audit

/s/ Jean-Pierre Buisson
Jean-Pierre Buisson